AMENDED AND RESTATED
CHARTER ANCILLARY AGREEMENT
by and among
SHIP FINANCE INTERNATIONAL LIMITED,
THE VESSEL OWNING SUBSIDIARIES NAMED HEREIN,
FRONTLINE LTD,
and
FRONTLINE SHIPPING LIMITED

CHARTER ANCILLARY AGREEMENT
THIS AMENDED AND RESTATED CHARTER ANCILLARY AGREEMENT is originally entered into on 1 January 2004 and amended by an addendum no. 1 thereto dated 15 June 2004, an addendum no. 2 thereto dated 3 February 2005, an addendum no. 3 thereto dated 4 April 2005, an addendum no. 4 thereto dated 9 March 2006, an addendum no. 5 thereto dated 21 August 2007, an addendum no. 6 thereto dated 22 March 2010 and an addendum no. 7 thereto dated 22 December 2011 and amended and restated by an accession and first amendment and restatement agreement dated ______________ 2015 (the "Amendment and Restatement Agreement") and is made by and among Ship Finance International Limited, a Bermuda company (the "Company"), the vessel owning subsidiaries named on Schedule A hereto (the "Owners"), Frontline Ltd, a Bermuda corporation ("Frontline"), and Frontline Shipping Limited, a Bermuda corporation (the "Charterer").
The Company, the Owners, Frontline and the Charterer are collectively referred to herein as the "Parties".
RECITALS:
WHEREAS, the Owners are the owners of those vessels (the "Vessels") set forth opposite their names on Schedule A hereto;
WHEREAS, the Company is the owner, either directly or indirectly, of all of the issued and outstanding shares of capital stock of each of the Owners;
WHEREAS, pursuant to the Charters, each of the Owners has agreed to charter its Vessel to the Charterer, on the terms and subject to the conditions set forth therein;
WHEREAS, pursuant to the Management Agreements, Frontline Management (Bermuda) Ltd. ("Frontline Management") has agreed to provide to the Owners certain technical and operational management services with respect to the Vessels, on the terms and subject to the conditions set forth therein;
WHEREAS, pursuant to the Performance Guarantee, Frontline has agreed to guarantee the performance of the obligations of Frontline Management under the Management Agreements;
WHEREAS, the Parties desire to enter into this Agreement to evidence the Parties' understanding with respect to, among other things, the payment by the Charterer to the Company of certain profit sharing bonus amounts, off hire arrangements and certain collateral arrangements with respect to the Charterer's obligations under this Agreement and the Charters;
NOW, THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE 1:	DEFINITIONS; INTERPRETATION; EFFECTIVE DATE

1.	Definitions
As used in this Agreement, the following terms shall have the respective meanings set forth below.
"Accumulated Off Hire Allowance" means, with respect to a Vessel, the aggregate Off Hire Allowance for such Vessel giving effect to the Off Hire Allowance for the calendar year in which such determination is made and for all prior years from inception of its respective Charter until any date of determination.
"Accumulated Off Hire Amount" means, with respect to a Vessel, the aggregate Off Hire Amount for such Vessel from inception of its respective Charter until any date of determination.
"Affiliate" of a Person means any Person directly or indirectly controlling, controlled by, or under common control with such Person.
"Agreement" means this Charter Ancillary Agreement, as it may be amended, modified, or supplemented from time to time.
"Annual Financial Statements" has the meaning set forth in Section 2.4(c).

"Bonus Amount" means, with respect to the Vessels, the portion of a Bonus Payment for any period of determination, which shall be calculated in accordance with the following formula:
Bonus amount = 0.50 x (TCE revenues of Vessels - the aggregate for all the Vessels of A x B)
Where:

TCE revenues of Vessels	=
the revenues of the Charterer on a time charter equivalent basis attributable to the Vessels during such period of determination (calculated in a manner consistent with that used in Frontline's public reports), provided that for purposes of calculating bareboat revenues on a time charter equivalent basis, expenses shall be assumed to equal $ 9,000 per Vessel per day.

A	=	the applicable Current Base Rate per Vessel.

B	=	the number of days the relevant Vessel has been chartered to the Charterer under the relevant Charter during the period of determination.
"Bonus Payment" has the meaning set forth in Section 3.1.
"Bonus Payment Schedule" has the meaning set forth in Section 3.2(b).
"Business Day" means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York or Oslo are permitted or required to be closed.
"Charters" means the Time Charters between the Charterer and the Owners, in each case with respect to the Vessel owned by each such Owner, as set forth on Schedule A.
"Current Base Rate" means the rate payable per Vessel per day under the Charter applicable to such Vessel, i.e.

(i)	USD 20,000 for each VLCC; and

(ii)	USD 15,000 for each Suezmax.

"Earnings Account" has the meaning set forth in Section 2.5.
"Event of Default" means:

(a)	any material breach by the Charterer of any provision of any Charter (including without limitation the failure to make charter payments thereunder when due);

(b)	any material breach by the Charterer or Frontline of any provision of this Agreement, the Performance Guarantee or the Security Documents;

(c)	any material breach by Frontline Management of any provision of any Management Agreement;

(d)	failure by the Charterer, Frontline Management or Frontline to comply with Sanctions; or

(e)	any of the Charterer, Frontline Management or Frontline or their respective directors, officers or employees is or becomes a Restricted Party or a person listed on any Sanctions List.
"Free Cash" means cash in hand or on freely available bank deposits.
"GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
"Indebtedness" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, and (vii) any indebtedness secured by a lien on a Person's assets; provided, however, that the obligations of the Charterer under the Charters shall not be deemed to be Indebtedness.
"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or like instrument under the laws of any jurisdiction).
"Management Agreements" means those certain Management Agreements entered into or to be entered into between Frontline Management and the Owners, in each case with respect to the Vessel owned by each such Owner, as set forth on Schedule B.
"Off Hire Allowance" means, for any calendar year with respect to a Vessel, an amount equal to 5 multiplied by the Current Base Rate for the relevant Vessel.
"Off Hire Amount" means, with respect to a Vessel, an amount equal to the number of days of actual off-hire for such Vessel multiplied by the Current Base Rate for the relevant Vessel.
"Organizational Documents" means, with respect to a particular Person (other than an individual), the certificate or articles of incorporation, bylaws, partnership agreement, limited liability company agreement or similar organizational document or agreement, as applicable, of such person.
"Performance Guarantee" means that certain deed of guarantee issued by Frontline in favour of the Company and the Owners.
"Permitted Liens" means:

(f)
Liens for taxes or assessments that are not yet delinquent or, if delinquent, are being contested in good faith by appropriate actions and for which adequate reserves or other appropriate provisions, if any, as required by GAAP, have been established;

(g)
materialmen's, mechanic's, repairman's, employee's, contractor's, operator's and other similar Liens or charges arising in the ordinary course of business for amounts that are not yet delinquent (including any amounts being withheld as provided by law), or if delinquent, are being contested in good faith by appropriate actions and for which adequate reserves or other appropriate provisions, if any, as required by GAAP, have been established;

(h)
vessel chartering, drydocking or maintenance, the furnishing of supplies and bunkers to vessels, repairs and improvements to vessels, crews' wages and other maritime Liens incurred in the ordinary course of business;

(i)	Liens for salvage and general average; and

(j)	easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations arising or incurred in the ordinary course of business.
"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.
"Quarterly Financial Statements" has the meaning set forth in Section 2.3(a).
"Restricted Party" means a person (i) that is listed on any Sanctions List, (ii) that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country subject to Sanctions which attach legal effect to being domiciled, located, having its main place of business in, or incorporated under the laws such country, (iii) with which the Company, the Subsidiaries or their respective lenders are prohibited from dealing with or otherwise engaging in a transaction with due to Sanctions, or (iv) is directly or indirectly owned by 50 percent or more or controlled by a person referred to in (i) and/or (ii) above.

"Sanctions" means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders, or notices from regulators implemented, adapted, imposed, administered, enacted, or enforced by any Sanctions Authority.
"Sanctions Authority" means the United Nations, the European Union, the United States of America and any authority acting on behalf of any of them in connection with Sanctions.
"Sanctions List" means any list of persons or entities subject to Sanctions published in connection with Sanctions by or on behalf of any Sanctions Authority.
"Security Documents" means any documents establishing the Security Interests.
"Security Interests" has the meaning set forth in Section 4.1.
"Subsidiaries" means the Owners and any other current or future direct or indirect subsidiary of the Company.
"Suezmax" means each of the Vessels that is between 120,000 and 200,000 dwt.
"Vessels" has the meaning set forth in the first recital.
"VLCC" means each of the Vessels that is between 200,000 and 320,000 dwt.

2.	References; Headings; Interpretation
All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof' and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Article," "this Section" and "this subsection" and words of similar import refer only to the Article, Section or subsection hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

3.	Effective Date
This Agreement shall be effective as of the Effective Date (as such term is defined in the Amendment and Restatement Agreement).

ARTICLE 2:	COVENANTS

1.	Negative Covenants of the Charterer
The Charterer hereby covenants and undertakes with the Company and each of the Owners that the Charterer will not, without the consent of the Company:

(a)	amend its Organizational Documents in a manner that would adversely affect the Company, the Owners or any of them;

(b)	take any action, or omit to take any action, which could reasonably be expected to result in a violation of its Organizational Documents;

(c)	fail at any time to have at least one independent director in accordance with its Organizational Documents;

(d)	engage in any business other than the operation and chartering of the Vessels and the activities incidental thereto;

(e)	incur any Indebtedness, other than trade payables and other current liabilities incurred in the ordinary course of business;

(f)
enter into any transaction that involves (i) a sale, exchange or other disposition of all or substantially all of the assets of the Charterer and its subsidiaries taken as a whole, (ii) a sale, exchange or other disposition of all or substantially all of the assets of any subsidiary of the Charterer or (iii) any merger, consolidation or business combination of the Charterer or any of its subsidiaries with another Person (other than a merger, consolidation or business combination among two or more of such subsidiaries);

(g)
enter into any transaction with any Affiliate (other than the Company or any Subsidiary), except for any such transaction entered into on an arm's-length basis and on terms no less favourable to the Charterer than would be available from a disinterested or unconnected third party;

(h)	permit the incurrence of any Lien on any of its assets, other than Permitted Liens and other than as contemplated by Article 4 (Collateral Arrangements);

(i)
issue or grant to any Person other than Frontline any shares of capital stock or other ownership interests in the Charterer or any warrants, options, convertible or exchangeable securities or indebtedness, or any other rights to purchase or acquire, or exercisable for or convertible into or exchangeable into, any such shares of capital stock or such other ownership interests;

(j)
make any investment in, acquire or purchase any stock, partnership or joint venture interest or other security of, or loan, advance or contribute capital to, or grant a financial guaranty or other similar assurance for the benefit of, another Person, other than investments in short-term interest bearing marketable securities;

(k)	fail at any time to comply with all laws to which it may be subject if failure to comply will materially impair its ability to perform its obligations under this Agreement or the Charters;

(l)
fail at any time to comply with all national, international and state laws, rules, regulations, treaties and conventions applicable to the Vessels, pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of oil and other pollutants and actual or threatened emissions, spills, releases or discharges of oil and other pollutants; or

(m)	employ the Vessels in any operations which violate any Sanctions or fail in any way to comply in all respects with Sanctions.

2.	Divided restriction
The Charterer shall not, without the prior written consent of the Company and the Owners:

(i)	declare, make or pay any dividend or other distribution to Frontline (or any of its affiliates);

(ii)	repurchase any of its issued shares;

(iii)	redeem, reduce or repay to Frontline (or any of its affiliates) any portion of its share capital; or

(iv)	repay any portion of any shareholder loan.
For the avoidance of doubt, payment of charter hire and/or Bonus Amount due to the Company and/or the Owners under the Charters and/or this Agreement shall not be subject to the restriction set out in Section 2.2 (i) to (iv).
The divided restriction set out in this Section 2.2 does not apply to any of the actions set out in Section 2.2 (i) to (iv), provided in each case that:

(A)
Frontline, the Charterer and Frontline Management are in compliance with their respective obligations under this Agreement, the Charters, the Performance Guarantee, the Security Documents and the Management Agreements; and

(B)
the Charterer can demonstrate that it has Free Cash of minimum USD 2,000,000 per Vessel both prior to and following (a) completion of any of the actions set out in Section 2.2 (i) to (iv) and (b) payment of the next hire due under the Charters and any Bonus Amount accrued under this Agreement.

3.	Covenants of Frontline
Frontline hereby covenants and undertakes with the Company and each of the Owners that:

(a)	the Charterer will at all times be a wholly owned subsidiary of Frontline;

(b)	Frontline will not sell, transfer, assign or otherwise dispose of legal or beneficial ownership of any securities of the Charterer held by Frontline;

(c)	Frontline shall remain listed on a well-known and reputable stock exchange acceptable to the Company; and

(d)
Frontline shall comply with all laws to which it may be subject if failure so to comply will materially impair its or the Charterer's ability to perform their respective obligations under this Agreement, the Charters, the Performance Guarantee and/or the Security Documents, as applicable.

4.	Financial Statements and Other Information
The Charterer hereby covenants and undertakes with the Company that it will deliver to the Company:

(a)
as soon as practicable and in any event within (i) 10 days after the end of each month in each fiscal year or (ii) two Business Days after request by the Company, a certificate executed by its chief financial officer which provides that no Event of Default is then occurring or, if there is an Event of Default then occurring, describes in reasonable detail such Event of Default;

(b)
as soon as practicable and in any event within 60 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of income, changes in stockholders' equity and changes in financial position of the Charterer for such quarterly period and for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Charterer as at the end of such quarterly period, all unaudited but prepared in accordance with GAAP on a basis consistent with past practice (collectively, the "Quarterly Financial Statements"); and

(c)
as soon as practicable and in any event within 120 days after the end of each fiscal year, consolidated statements of income, changes in stockholders' equity and changes in financial position of the Charterer for such year, and a consolidated balance sheet of the Charterer as at the end of such year, in each case audited for the Charterer by independent public accountants of recognized standing selected by the Charterer, whose report shall state that such consolidated financial statements present fairly the results of operations, cash flows and financial position of the Charterer in accordance with GAAP on a basis consistent with prior periods except as noted therein and that the examination by such accountants has been made in accordance with generally accepted auditing standards (collectively, the "Annual Financial Statements").

Frontline hereby covenants and undertakes that it will deliver to the Company:

(a)	as soon as the same becomes available, but in any event within 180 days after the end of each financial year, Frontline's audited financial statements for that financial year;

(b)	as soon as the same becomes available, but in any event within 60 days after the end of each financial quarter, Frontline's unaudited quarterly financial statements;

(c)	all public documents dispatched by Frontline to the New York Stock Exchange and/or the Oslo Stock Exchange as soon as possible after they are dispatched; and

(d)	promptly, such further information regarding any of Frontline's or the Charterer's financial condition, business and operations as the Company and/or its lenders may reasonably request.

5.	Earnings Account
The Charterer shall cause all of its revenues to be deposited into an earnings account to be held with Nordea Bank Norge ASA or such other bank as the Company, the Owners and their respective lenders may reasonably require (the "Earnings Account").

ARTICLE 3:	BONUS PAYMENTS

1.	Bonus Payments
The Charterer shall pay to the Company (on behalf of the Owners) a periodic profit sharing bonus payments (each, a "Bonus Payment") equal to the Bonus Amount for the applicable period, as determined in accordance with the terms of this Article 3.

2.	Calculation, Preparation and Delivery of Bonus Payment Schedules

(a)	The period upon which the relevant Bonus Amount shall be determined and booked shall be three calendar months and shall coincide with the calendar quarters of each calendar year.

(b)
No later than on the last Business Day in the calendar month following the end of each calendar quarter, the Charterer shall prepare or cause to be prepared, and shall deliver to the Company, a schedule with respect to the preceding quarter (each, a "Bonus Payment Schedule"). Each Bonus Payment Schedule shall set forth, for the relevant quarter, (i) the TCE revenues of the Vessels (broken down per Vessel) and (ii) the Charterer's calculation of the Bonus Amount. The Charterer shall, at the same time, provide to the Company such supporting work papers or other supporting information as may be reasonably requested by the Company in order to verify the calculation of the Bonus Amount for the preceding quarter. Such Bonus Payment Schedule shall be prepared in accordance with GAAP, consistent with the preparation of Frontline's accounts, and shall be certified by the Chief Financial Officer of the Charterer and, if requested by the Company, by the Charterer’s independent accountants.

(c)	The Bonus Payment for each quarter shall, in no event, be less than $0.

(d)
Each Bonus Payment shall be paid by the Charterer by wire transfer of immediately available funds to the wire transfer address of the Company. Such payment shall be made on a Business Day no later than two (2) months subsequent to the quarter end to which it pertains.

3.	Marketing; Preferential Treatment
During the term of this Agreement, the Charterer shall use its commercial best efforts to charter the Vessels on market terms (including, without limitation, ensuring that preferential treatment is not given to any other vessels owned, managed by or under control of Frontline or any of its affiliates (including, without limitation, Greenwich Holdings Ltd and any affiliates thereof) when marketing any of the Vessels).

ARTICLE 4:	COLLATERAL ARRANGEMENTS

1.	Collateral
The Charterer, the Company and Frontline covenant and agree that the Charterer's obligations under this Agreement and the Charters shall be secured by first priority fixed and/or floating charges, as applicable, over all of the undertaking and all of the assets and rights (including the Earnings Account) of the Charterer whatsoever and wheresoever both present and future and all outstanding capital stock of the Charterer (collectively, the "Security Interests"). The Charterer and Frontline agree that they shall execute such documents and do such things as may reasonably be required by the Company's and/or the Subsidiaries' lenders in order to give full effect to their covenants in this Section 4.1.

ARTICLE 5:	OFF-HIRE

1.	Off-Hire
Irrespective of the actual number of days off-hire for any one Vessel under its respective Charter, the Charterer agrees to continue to pay the agreed charter hire payments under the Charter to the Owner of such Vessel, and will not deduct for any off-hire, as long as the aggregate Accumulated Off Hire Amount for all Vessels then in the fleet is less than or equal to the aggregate Accumulated Off Hire Allowance for all such Vessels.

2.	Off-Hire Certifications

(a)
In any month in which the Charterer makes any deductions for off-hire from any charter hire payments due under any Charter, the Charterer shall, concurrently with such monthly charter hire payment, provide the Company with a certificate executed by an officer of the Charterer, setting forth in reasonable detail the basis for such deduction.

(b)
No later than 1 February of each calendar year, the Charterer shall promptly provide the Company with a certificate executed by the chief financial officer of the Charterer, setting forth in reasonable detail (i) the aggregate Accumulated Off Hire Allowance for all Vessels in the fleet and (ii) the aggregate Accumulated Off Hire Amount for all Vessels in the fleet, in each case as of the end of the preceding calendar year.

ARTICLE 6:	DEFAULTS

1.	Defaults
Upon the occurrence of any Event of Default that remains uncorrected for a period of 30 days following notice thereof by the Company to the Charterer, then the Company shall have the option to declare such Event of Default to be a breach by the Charterer of any or all of the Charters, in which case the Company or the Owners may (a) terminate any or all of the Charters by delivery of notice to the Charterer in accordance with Section 7.7, (b) foreclose upon any or all of the Security Interests or (c) exercise any or all other rights and remedies available to the Company or the Owners at law or in equity.

ARTICLE 7:	MISCELLANEOUS

1.	Term
Following effectiveness in accordance with Section 1.3, this Agreement shall terminate upon the termination of the last Charter then in effect; provided, however, that the termination of this Agreement shall not impair any rights or obligations of any Party arising hereunder prior to such termination.

2.	Choice of Law
This Agreement shall be governed by and construed in accordance with the laws of England.

3.	Arbitration
Any dispute arising under this Agreement shall be resolved by arbitration in London in accordance with the provisions of this Section 7.3 and the provisions of the Arbitration Act 1996, or any statutory modification or re-enactment thereof for the time being in force save to the extent necessary to give effect to the provisions of this Section 7.3. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) on terns current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators: one to be appointed by the Company and the Owners (collectively, the "SFIL Parties"), one to be appointed by the Charterer and Frontline and the third to be appointed by the two arbitrators so chosen, The decision of a majority of the arbitrators shall be final and binding on the Parties. Nothing herein shall prevent the parties from agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator. In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

4.	Entire Agreement
This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

5.	Amendment or Modification
This Agreement may be amended or modified from time to time only by the written agreement of all of the Parties.

6.	Assignment

(a)
The SFIL Parties may assign all of their rights under this Agreement to any mortgagee of the Vessels, and the Parties hereby agree to execute such acknowledgements of assignment in such form as such mortgagee may reasonably require.

(b)	Except as set out in Section 7.6 (a) above, no Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto.

7.	Notices
Unless otherwise provided herein, any notice, request, consent, instruction or other document to be given hereunder by any Party to another Party shall be in writing and will be deemed given (a) when received if delivered personally or by courier; or (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) on the day of transmission if sent by facsimile transmission and receipt thereof is confirmed, as follows:

(a)	if to the Company, addressed to:
Ship Finance International Limited
c/o Ship Finance Management AS
P.O. Box. 1327 Vika
N-0112 Oslo
Norway
E-mail: harald.gurvin@shipfinance.no
Telefax: +47 23 11 40 35

(b)	if to any Owner, c/o the Company at the Company's address set forth above

(c)	if to Frontline, addressed to:
Frontline Ltd
c/o Frontline Management AS
Bryggegt. 3
NO-0112 Oslo
Norway
Attn: Inger M. Klemp
Email: inger.klemp@frontmgt.no
Telefax: +47 23 11 40 40

(d)	if to the Charterer, c/o Frontline at Frontline's address set forth above, or to such other place and with such other copies as any Party may designate as to itself by written notice to the others in accordance with this Section 7.7.

8.	Counterparts
This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

9.	Severability
If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

10.	U.S. Currency
All sums and amounts payable to or to be payable pursuant to the provisions of this Agreement shall be payable in coin or currency of the United States of America that, at the time of payment, is legal tender for the payment of public and private debts in the United States of America.

11.	Conflict
In the case of conflict between the terms of this Agreement and the terms of either of the Charters, the Security Documents or the Performance Guarantee, the terms of this Agreement shall prevail.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.
SHIP FINANCE INTERNATIONAL LIMITED

By: ______________________________
Name:
Title: Attorney-in-Fact

FRONT SPLENDOUR SHIPPING INC. FRONT GLORY SHIPPING INC.
FRONT ARDENNE INC.
BOLZANO PTE LTD
FRONT BRABANT INC.
GOLDEN SEAWAY CORPORATION
GOLDEN TIDE CORPORATION
FRONT SCILLA INC.
ARIAKE TRANSPORT CORPORATION
FRONT STRATUS INC.
FRONT SAGA INC.
FRONT SERENADE INC.
FRONT FALCON CORP.
HITACHI HULL 4983 LTD.
SFL FORCE INC.
SFL ENERGY INC.
ULTIMATE SHIPPING LIMITED

By: ______________________________
Name:
Title: Attorney-in-Fact

FRONTLINE SHIPPING LIMITED

By: ______________________________
Name:
Title: Attorney-in-Fact

FRONTLINE LIMITED

By: ______________________________
Name:
Title: Attorney-in-Fact

SCHEDULE A
OWNERS, VESSELS AND CHARTERS

Owner	Vessel	Charter
Front Splendour Shipping Inc.	"Front Splendour"	1 January 2004, as subsequently amended
Front Glory Shipping Inc.	"Front Glory"	1 January 2004, as subsequently amended
Front Ardenne Inc.	"Front Ardenne"	1 January 2004, as subsequently amended
Bolzano Pte Ltd	"Mindanao"	1 January 2004, as subsequently amended
Front Brabant Inc.	"Front Brabant"	1 January 2004, as subsequently amended
Golden Seaway Corporation	"Front Vanguard"	1 January 2004, as subsequently amended
Golden Tide Corporation	"Front Circassia"	1 January 2004, as subsequently amended

Front Scilla Inc.	"Front Scilla"	1 January 2004, as subsequently amended
Ariake Transport Corporation	"Ariake"	1 January 2004, as subsequently amended
Front Stratus Inc.	"Ondina"	1 January 2004, as subsequently amended
Front Saga Inc.	"Front Page"	1 January 2004, as subsequently amended
Front Serenade Inc.	"Front Serenade"	1 January 2004, as subsequently amended
Front Falcon Corp.	"Front Falcon"	1 January 2004, as subsequently amended
Hitachi Hull 4983 Ltd.	"Front Hakata"	1 January 2004, as subsequently amended
SFL Force Inc.	"Front Force"	29 June 2005 (as amended from time to time) as novated from Hudson Bay Marine Company Limited to SFL Force Inc.

SFL Energy Inc.	"Front Energy"	13 June 2005 (as amended from time to time), as novated from Newbond Shipping Company Limited to SFL Energy Inc.
Ultimate Shipping Limited	"Front Century"	25 January 2005 (as amended from time to time)

SCHEDULE B
MANAGEMENT AGREEMENTS

Owner	Vessel	Management Agreement
Front Splendour Shipping Inc.	"Front Splendour"	Shipman 98 technical management agreement dated 1 January 2004
Front Glory Shipping Inc.	"Front Glory"	Shipman 98 technical management agreement dated 1 January 2004
Front Ardenne Inc.	"Front Ardenne"	Shipman 98 technical management agreement dated 1 January 2004
Bolzano Pte Ltd	"Mindanao"	Shipman 98 technical management agreement dated 1 January 2004
Front Brabant Inc.	"Front Brabant"	Shipman 98 technical management agreement dated 1 January 2004
Golden Seaway Corporation	"Front Vanguard"	Shipman 98 technical management agreement dated 1 January 2004
Golden Tide Corporation	"Front Circassia"	Shipman 98 technical management agreement dated 1 January 2004

Front Scilla Inc.	"Front Scilla"	Shipman 98 technical management agreement dated 1 January 2004
Ariake Transport Corporation	"Ariake"	Shipman 98 technical management agreement dated 1 January 2004
Front Stratus Inc.	"Ondina"	Shipman 98 technical management agreement dated 1 January 2004
Front Saga Inc.	"Front Page"	Shipman 98 technical management agreement dated 1 January 2004
Front Serenade Inc.	"Front Serenade"	Shipman 98 technical management agreement dated 1 January 2004

Front Falcon Corp.	"Front Falcon"	Shipman 98 technical management agreement dated 1 January 2004
Hitachi Hull 4983 Ltd.	"Front Hakata"	Shipman 98 technical management agreement dated 1 January 2004
SFL Force Inc.	"Front Force"	Shipman 98 technical management agreement dated 8 July 2005, as novated from Hudson Bay Marine Company Limited to SFL Force Inc.
SFL Energy Inc.	"Front Energy"	Shipman 98 technical management agreement dated 8 July 2005, as novated from Newbond Shipping Company Limited to SFL Energy Inc.
Ultimate Shipping Limited	"Front Century"	Shipman 98 technical management agreement dated 29 January 2005